HealthEquity Announces record HSA Sales Outlook,
Presentation at J.P. Morgan Healthcare Conference
Draper, Utah – (GLOBE NEWSWIRE) – January 10, 2022 – HealthEquity, Inc. (NASDAQ: HQY) (“HealthEquity” or the “Company”), the nation’s largest independent health savings account (“HSA") custodian, today announced estimates of HSAs, HSA assets and total accounts for its fiscal year ending on January 31, 2022, reflecting record new openings and custodial asset growth.
–Estimated HSAs are expected to be approximately 7.2 million by January 31, 2022, up from 5.8 million a year earlier.
–Estimated HSA assets are expected to be approximately $19.8 billion, up from $14.3 billion at the end of the prior fiscal year with approximately 35% invested compared to 29% at the end of fiscal year 2021, excluding the potential impact from market volatility for the remainder of the month of January 2022.
–Estimated total accounts are expected to be approximately 14.4 million compared to 12.8 million at the end fiscal year 2021, not including suspended commuter accounts.
–Based upon current economic indicators and rate environment, HealthEquity estimates the yield on HSA cash assets to be at or above 1.55% for fiscal year 2023.
The Company estimates that it will end its fiscal 2022 year with approximately 120,000 employer clients and 185 network partners consisting of integrated health and retirement plan partners, brokers and benefit advisors.
Commenting on the results, Jon Kessler, President and CEO said, “Team Purple and our growing partner ecosystem are on track to deliver approximately 850,000 new organic HSAs this year, up a remarkable 24% from a year ago. Combined with new HSAs from Further and Fifth Third Bank, we will have welcomed nearly 1.6 million new HSA members to HealthEquity and added over $5 billion in HSA assets to our platform during fiscal 2022. More clients and partners are using our proprietary platform to connect health and wealth than ever before.”
HealthEquity will discuss these results and estimates during its virtual presentation at the 40th Annual J.P. Morgan Healthcare Conference on Wednesday, January 12, 2022. Jon Kessler, President and Chief Executive Officer and Tyson Murdock, Executive Vice President and Chief Financial Officer will discuss HealthEquity in a presentation scheduled to begin at 4:30 PM Eastern Time and will be available for virtual one-on-one meetings throughout the conference. The Company anticipates releasing sales results for fiscal 2022 in mid-February 2022.
A live audio webcast of the presentation along with a copy of the presentation slides will be available and archived on HealthEquity’s investor relations website at http://ir.healthequity.com.

About HealthEquity
HealthEquity administers Health Savings Accounts (HSAs) and other consumer-directed benefits for more than 14 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to connect health and wealth and value our culture of remarkable “Purple” service. For more information, visit www.healthequity.com.

Forward-looking statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our industry, business strategy, plans, goals and expectations concerning our markets and market position, product expansion, future operations, expenses and other results of operations, revenue, margins, profitability, acquisition synergies, future efficiencies, tax rates, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “aims,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to be correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, risks related to the following:
•the impact of the ongoing COVID-19 pandemic on the Company, its operations and its financial results;
•our ability to realize the anticipated financial and other benefits from combining the operations of WageWorks and Further with our business in an efficient and effective manner;
•our ability to integrate the Further business successfully;
•our ability to compete effectively in a rapidly evolving healthcare and benefits administration industry;
•our dependence on the continued availability and benefits of tax-advantaged health savings accounts and other consumer-directed benefits;
•our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets;
•the significant competition we face and may face in the future, including from those with greater resources than us;
•our reliance on the availability and performance of our technology and communications systems;
•recent and potential future cybersecurity breaches of our technology and communications systems and other data interruptions, including resulting costs and liabilities, reputational damage and loss of business;
•the current uncertain healthcare environment, including changes in healthcare programs and expenditures and related regulations;
•our ability to comply with current and future privacy, healthcare, tax, ERISA, investment adviser and other laws applicable to our business;
•our reliance on partners and third-party vendors for distribution and important services;
•our ability to develop and implement updated features for our technology and communications systems and successfully manage our growth;
•our ability to protect our brand and other intellectual property rights; and
•our reliance on our management team and key team members.
For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact:
Richard Putnam
801-727-1209
rputnam@healthequity.com